EXHIBIT 3(ii)

ARTICLES OF INCORPORATION AND AMENDMENTS


FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
Jul 22 1999
No C1805099
Signature
DEAN HELLER, SECRETARY OF STATE


                      ARTICLES OF INCORPORATION
                                OF
                     SUNRISE U.S.A. INCORPORATED

We, the undersigned, natural persons of the age of twenty-one years or more, acting as incorporators pursuant to NRS 78 of the State of Nevada, adopt the following Articles of Incorporation for such corporation.

                             I
The name of the corporation is Sunrise U.S.A. Incorporated

                             II.
The period of its duration is perpetual.

                            III.
The purpose or purposes for which the corporation is organized are:
(1)	To act as distributor, representative, licensee, producer, manufacturer, bottler, or agent as such, to establish marketing companies directly or by contract, to establish advertising companies, warehouses, product lines, trucking lines direct or under contract, to establish retail and wholesale operations of international and interstate commerce.

(2)	The corporation hereby formed shall have power to purchase, lease, or otherwise acquire by bequest, devise, gift or other means, and to hold, own, manage, or develop, and to mortgage, hypothecate, deed in trust, sell, convey, exchange, option, sub-divide, or otherwise dispose of real and personal property of every class and description and any estate or interest therein, as may be necessary or convenient for the proper conduct of the affairs of the corporation, without limitation as to amount or value, in any of the states, districts, or territories of the United States, and in any and all foreign countries, subject to the laws of such states, districts, territories, or countries.

(3)	To finance, erect, construct, maintain, improve, rebuild, enlarge, alter, manage, and control, directly or through ownership of stock in any corporation, any and all kinds of buildings, houses, stores, offices, shops, warehouses, factories, mills, machinery, and plants, and any and all other structures and erections that may at anytime be necessary, useful, or advantageous for the purposes of the corporation.

(4)	To incur obligations and debts and borrow money, either upon or without security, from any person, firm or corporation, for any purpose or object in or about its business or affairs or purposes, without limitation as to amount, and to cause the payment of money and of debts in any lawful manner, including, but not limited to, the issuance and sale of shares or other disposition of bonds, obligations, negotiable and transferable instruments and evidence of indebtedness of all kinds whether secured by hypothecation of property or otherwise; to mortgage, pledge, make deeds of trust, create lien upon, or otherwise to alienate or hypothecate any or all of the real estate and personal property and things of value of the corporation as security for the payment of debts.

(5)	To organize or cause to be organized under the laws of any state, district, territory, province or government, a corporation or corporations for the purpose of accomplishing any or all of the objects for which this corporation is organized and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated; to subscribe or to cause to be subscribed for and to purchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge, exchange, distribute, and otherwise dispose of, the whole or any part of the shares of the capital stock, bonds, coupons, preferred stock, mortgages, deeds of trust, debentures, securities, obligations, evidences of indebtedness, notes, good will, rights, assets, and property of any and every kind, or any part thereof, of any other corporation or corporations, or associations, including but not limited to, banking corporations now or hereafter existing, and whether or not created by the laws of the State of Nevada; to operate, manage, and control such properties, or any of them, either in the name of such corporation or corporations, or in shares of capital stock to exercise all the rights, powers and privileges of ownership of every kind and description, including the right to vote thereon with power to designate some persons for that purpose from time to time to the same extent as natural persons might or could do; to purchase, hold, acquire, sell, exchange, transfer, pledge, hypothecate, or otherwise deal in shares of this corporation's own capital stock, bonds or other obligations from time to time to such an extent and in such manner and upon such terms as its Board of Directors shall determine at the delegation of such power to the Board of Directors by the shareholders.


(6)	To issue capital stock of this corporation in payment for real or personal property, services, or any other right, or thing of value, for the uses and purposes of the corporation, and when so issued such stock shall become and be fully paid, and the same as though paid for in cash at par and the Directors shall be the sole judges of the value of any property, services, rights, or things acquired in exchange for capital stock.

(7)	Without limitation or restriction either by or upon the foregoing specified powers and purposes, to own, buy, hold, acquire by conveyance, instruments of transfer, contract, lease, royalty arrangement, license, permit, option, franchise, grant, assignment, gift, devise, bequeath, or otherwise, by any lawful means any real or personal property or thing of value of any character, and to sell, convey, use, operate, trade, rent, pledge, mortgage, transfer, hypothecate, alienate, or dispose of the same, and to build, construct, install, erect and operate buildings, structures, terminals, garages, stations, stores, warehouses, bottling companies, distribution centers, sales routes, improvements, and facilities, equipment and appliances, machinery and installations of any kind, to further the purposes of this corporation and as may be incidental, necessary or convenient in connection with its business, or to carry on any other business which may seem to this corporation capable of being convenient in connection with its business, or to carry on any other business which may seem to this corporation capable of being conveniently carried on in connection with its business or calculated directly or indirectly to enhance the value of, or render possible any of the corporation's property or rights.

(8)	To do each and every thing necessary, suitable, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time be conducive to or expedient for the protection or benefit of this corporation. The purposes specified herein shall be construed both as purposes and powers and shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes or powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of the specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general power of this corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

(9)	And to have any and all powers above set forth as fully as natural persons, whether as principals, agents, trustees, or otherwise.

(10)	And for any other lawful purpose.


                                       IV.
The number of shares that the corporation shall have authority to issue, shall be and is:

Preferred Stock: One Million (1,000,000) shares of Preferred stock of One Cent ($0.01) par value each. Said stock, when issued, shall be fully paid and non-assessable.
Common Stock: Eighteen Million (18,000,000) shares of Common Stock of One Cent ($0.01) par value each. Said stock, when issued, shall be fully paid and non-assessable.

                                      V.
The corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

                                      VI.
The address of the corporation's registered office is 716 Cedar Ln. Spearfish, State of South Dakota, 57783. The mailing address is P.O. Box 938, Spearfish, SD 57783, and the name of the registered agent at such address is Omar Barrientos.
The address and name of the office of the registered resident agent is:
Corporate Services, Group, LLC at: 723 So. Casino Center Blvd., 2nd floor, Las Vegas, NV 89101-6716.
The mailing address for the resident agent is: P.O. Box 7346, Las Vegas, NV 89125-6716

                                     VII.
The number of directors of this corporation shall be established by the

By-Laws of the corporation. The number of directors constituting the initial Board of Directors of the corporation is one (1) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successor is elected and shall qualify is:

NAME		          ADDRESS

Omar Barrientos	          716 Cedar Ln.
			  Spearfish, SD 57783

Gene Fairchild		  1807 Spade
			  Rapid City, SD 57701

                                   VIII.

BYLAWS OF Sunrise U.S.A.  Incorporated

1.	The Articles of Incorporation as filed shall constitute the initial
        Bylaws of the company. The articles of incorporation are considered to always be an attachment to the bylaws.

2.	Vote by Stockholders is non-cumulative.

3.	The president and or the Board have the   right to designate places
        and times for Board Meetings and stockholder's meetings.

4.	Annual stockholder's meetings may be called with ten days
        notification.


5.	To be valid, special meetings do not need timely notices, but must have quorum of at least majority of Director's for Board meetings and majority of stockholder's votes, including proxies for stockholder's meetings.

6.	The percentage of voting stock to constitute a majority for
        stockholder's meetings shall be 51%.

7.	Records of the company may be inspected by its stockholder's with previous written request and within legal and corporate parameters and with the utmost care to protect the confidentiality of other stockholder's. Records of company may be examined for a specific purpose only, no copies of sensitive information shall be permitted, no copies of Confidential ledgers shall be permitted, no copies of contracts shall be permitted, no copies of stock consideration shall be permitted.

	7.1	Private Ledger inclusions are: Stock consideration, any request by any stockholder's of privacy retention, Stock's Certificates, contracts of the company with individuals or entities where sensitive information is included at the discretion of the officers of the company.

8.	Every stockholder is entitled to review and comment on his (her's)(It's)
        own stock ledger and is entitled to the copies of record.

9.	All of the provision established on articles of incorporation, unless revoked, by resolution shall be part of the By-Laws of the Company.

10.	The Board of Directors have the authority granted to amend, alter, add to, repeal, rescind or change in any other way any and all of the Bylaws of this Corporation as the Board of Directors shall deem fit and proper, and such authority shall not require either any action or consent by of from the shareholders of the Corporation. The shareholders are to retain the right to revoke the above grant of authority to the directors. Such revocation shall be made by a resolution adopted by the holders of a majority of the Corporation's stock entitled to vote by written consent or at a duly convened meeting of shareholders. Unless and until such revocation action is taken by the shareholders, the shareholders shall not exercise their power, under Articles of the Bylaws to amend, alter, add to, repeal, rescind or change in any way the Bylaws of the corporation.

11. 	Resolutions of the Board of Directors shall constitute amendments or additions to the By-Laws of the Company. The incorporation of the Resolutions by reference shall be by attachment to records.

12. Any By-Laws adopted by the company found to be illegal by a competent jurisdictional body of law shall be considered upon such finding as void. Balance of By-Laws shall not be affected by any such finding.


IX.

The names and addresses of the incorporators are:

Omar Barrientos
Gene Fairchild
716 Cedar Ln
Spearfish, SD 57783
P.O. Box 938
Spearfish, SD 57783-0938

X

No shareholder shall be liable for the debts of the corporation in any amount greater than the amount remaining unpaid on the capital stock for which he has subscribed.

XI

The corporation insofar as permitted by law, may indemnify any and all of its Directors or officers or both, or former Directors or officers, of any person who may have served at its request as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which it is a creditor, against any liabilities arising and in connection therewith expenses actually and necessarily incurred by them with the defense of any claim, action, suit or proceedings, civil or criminal, which they or any of them are made parties o a party, by reason of being or having been such Director or officer, except in relation to matters as to which any such Director officer shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall be deemed to be exclusive of any other rights to which those indemnified may be entitled, under any by law, agreement, vote of shareholders or otherwise.

IN TESTIMONY WHEREOF, we have set our hands and seals this 16th Day of June, 1999.

Signature				Signature

/s/ OMAR BARRIENTOS		/s/ GENE FAIRCHILD
----------------------------------- 		-----------------------------------
Omar Barrientos	 		Gene Fairchild



STATE OF SOUTH DAKOTA
COUNTY OF PENNINGTON


On this the 16 th day of June, 1999, before me, the undersigned officer, personally appeared Omar Barrientos and Gene Fairchild known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.
/s/ Signature

Notary Public, South Dakota
My Commission Expires (hand written 3/11/2005

(Seal)

Seal of the Secretary of State of the State of Nevada
I hereby certify that this is a true and complete copy of the document as filed in this office.

Jul 22 '99

Dean Heller
Secretary of State.
By (signature /S/ DAN HELLER